Exhibit 99.1

April 6, 2020

Board of Directors

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue, Suite 1200

Irvine, CA 92614

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Pacific Premier Bancorp, Inc. (the “Company”) as an Appendix to the Proxy Statement relating to the Company’s proposed acquisition of Opus Bank contained in this Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Costa Mesa, California

Investment Banking

611 Anton Boulevard • Suite 600 • Costa Mesa, CA 92626 • (714) 327-8800 • FAX (714) 327-8700

www.davidsoncompanies.com